Exhibit 35.3

ANNUAL COMPLIANCE CERTIFICATE

General Electric Capital Corporation (the “Servicer”) hereby certifies as of December 31, 2007 as follows:

1.                                       The undersigned has reviewed, for the period beginning January 1, 2007 and ending December 31, 2007 (the “Reporting Period”): (a) the activities of the Servicer as they related to the Amended and Restated Service Agreement, dated as of May 25, 2006, between the Servicer and GE Money Bank (the “Agreement”) and (b) the Servicer’s performance under the Agreement.  The performance by the Servicer of its obligations under the Agreement has been made by persons under the direct supervision of the undersigned.

2.                                       To the best knowledge of the undersigned, based on my review of the Servicer’s performance under the Agreement, the Servicer has fulfilled all of its obligations under the Agreement in all material respects for the Reporting Period.

This report is delivered pursuant to Item 1123 of Regulation AB.

GENERAL ELECTRIC CAPITAL CORPORATION

By:	/s/ Robert Green
Name:	Robert Green
Title:	Vice President